EXHIBIT 3.1


May 21, 1998
                               CHAPMAN AND CUTLER
                             111 West Monroe Street
                             Chicago, Illinois 60603


                                  May 22, 1998


Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


         Re:      Insured Municipals Income Trust and Investors' Quality
                            TAX-EXEMPT TRUST, MULTI-SERIES 301

Gentlemen:

         We have served as counsel for Van Kampen American Capital Distributors, Inc., Sponsor and Depositor of Insured Municipals Income Trust and Investors' Quality Tax-Exempt Trust, Multi-Series 301 (hereinafter referred to as the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated May 22, 1998 between Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited Bonds listed in the Schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing Units of fractional undivided interest in and ownership of the several Trusts of said Fund (hereinafter referred to as the "Units") created under said Trust Agreement.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                    1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the several Trusts of the Fund have been duly authorized; and



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                    2. The certificates evidencing the Units in the several
         Trusts of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-45159) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                              Respectfully submitted,



                                              CHAPMAN AND CUTLER
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